FOR RELEASE ON: December 9, 2019

CONTACT:	Robert Cherry, VP – Business Development & Investor Relations 608.361.7530 robert.cherry@regalbeloit.com

Michael Hilton Joins Regal Board of Directors

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) announced today that Mr. Michael F. Hilton has joined the Company’s Board of Directors. His initial term on the board will continue until the 2020 annual shareholders meeting. Additionally, the Company announced an increase in the size of the board from ten to eleven directors.

Mr. Hilton recently retired from his role as President and Chief Executive Officer with Nordson Corporation. He had been in that role since 2010. Before joining Nordson, he was Senior Vice President and General Manager, Electronics and Performance Materials with Air Products and Chemicals, Inc. from 2007 to 2010. Prior to that, he spent over 30 years with Air Products and Chemicals in various roles of increasing responsibility. Mr. Hilton holds a Master of Business Administration degree and a Bachelor of Science in Chemical Engineering degree from Lehigh University. He currently serves as a director of Lincoln Electric Holdings, Inc. and Ryder System, Inc. He will be departing the Nordson Corporation board at the end of 2019.

“Mike is a transformational leader who drove an extended period of profitable growth at Nordson. Mike brings a great wealth of experience to the Regal board. He has a solid track record of driving continuous improvement in all areas of the business,” said Regal Board Chairman, Rakesh Sachdev. Chief Executive Officer, Louis Pinkham added, “Mike’s focus on growth through innovative products, emerging markets and strategic acquisitions will make him an ideal fit for our organization and strengthen our board."

“I look forward to joining the Regal team and having an opportunity to leverage my experience to help Regal deliver shareholder value," said Mr. Hilton.

Regal Beloit Corporation (NYSE: RBC) is a global leader in the engineering and manufacturing of electric motors and controls, power generation products and power transmission serving customers throughout the world. We create a better tomorrow by developing and responsibly producing energy-efficient products and systems.

Our company is comprised of three operating segments: Commercial and Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, visit RegalBeloit.com.